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                                                                    Exhibit 3.73


            EXERCISABLE ONLY PRIOR TO 4:00 p.m. (TORONTO TIME), ON
                AUGUST 8, 2002 AFTER WHICH TIME THESE WARRANTS
                            SHALL BE NULL AND VOID

                       WARRANT TO PURCHASE COMMON SHARES

                                      OF

                            INVESTORLINKS.COM INC.
                   (incorporated under the laws of Ontario)

Warrant                                                       Number of Warrants
Certiciate                                                   represented by this
No.    2000-1                                             Certificate    680,000
   ----------                                                         ----------

          THIS CERTIFIES THAT for value received, Ming Capital Enterprises
Ltd. (the "Holder) is entitled at any time prior to 4:00 p.m. Toronto Time on August 8, 2002 ( "Expiry Date) to purchase at the price of US$3.00 per share in lawful money of Canada (the "Exercise Price"), one (1) common share (a "Share") in the capital stock of InvestorLinks.com Inc. (the "Company") for each of the Six Hundred and Eighty Thousand (680,000)_warrants evidenced hereby, by surrendering to the Company at its principal office, this warrant certificate, together with a subscription in the form annexed hereto as Schedule "A" (the "Subscription") duly completed and executed and cash or a certified cheque, money order or bank draft in lawful money of the United States of America (payable to or to the order of the Company at par in the City of Toronto) for the Exercise Price, on or subject to the terms and conditions set forth below:

1. After the Expiry Time, all rights under any warrants evidenced hereby, in respect of which the right of subscription and purchase herein provided shall not theretofore have been exercised, shall wholly cease and terminate and such warrants shall be void and of no value or effect.

2. The Holder may exercise the right of purchase herein provided for by surrendering or delivering to the Company prior to the Expiry Time at its principal office (a) this certificate, with the Subscription duly completed and executed by the holder or its legal representative or attorney, duly appointed by an instrument in writing in form and manner satisfactory to the Company, and
(b) cash or a certified cheque, money order or bank draft payable to or to the order of the Company in lawful money of United States of America at par in the City of Toronto, in an amount equal to the Exercise Price multiplied by the number of Shares for which subscription is being made.

          Any warrant certificate, certified cheque, money order or bank draft referred to in the foregoing clauses (a) and (b) shall be deemed to be surrendered only upon delivery thereof to the Company at its principal office in the manner provided in Section 12 hereof.
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3.        Upon such delivery and payment as aforesaid, the Company shall cause to be issued to the Holder hereof the Shares subscribed for not exceeding those which such Holder is entitled to purchase pursuant to this certificate and the Holder hereof shall become a shareholder of the Company in respect of such shares with effect from the date of such delivery and payment and shall be entitled to delivery of a certificate or certificates evidencing such shares and the Company shall cause such certificate or certificates to be mailed to the Holder hereof at the address or addresses specified in such subscription within five (5) business days of such delivery and payment.

4. The Holder may subscribe for and purchase a number of Shares less than the number it is entitled to purchase pursuant to this certificate. In the event of any such subscription and purchase prior to the Expiry Time, the Holder shall in addition be entitled to receive, without charge, a new warrant certificate in respect of the balance of the Shares of which it was entitled to purchase pursuant to this certificate and which were then not purchased.

5. Notwithstanding any adjustments provided for in Section 8 hereof or otherwise, the Company shall not be required upon the exercise of any warrants, to issue fractional Shares in satisfaction of its obligations hereunder. To the extent that the Holder would be entitled to purchase a fraction of a Share, such right may be exercised in respect of such fraction only in combination with other rights which in the aggregate entitle the Holder to purchase a whole number of Shares.

6. Nothing in this certificate or in the holding of a warrant evidenced hereby shall be construed as conferring upon the Holder any right or interest whatsoever as a shareholder of the Company.

7. The Company covenants and agrees that (a) so long as any warrants evidenced hereby remain outstanding, it shall reserve and there shall remain unissued out of its authorized capital a sufficient number of Shares to satisfy the right of purchase herein provided for should the Holder determine to exercise its rights in respect of all the Shares for the time being called for by such outstanding warrants, and (b) all Shares which shall be issued upon the exercise of the right to purchase herein provided for, upon payment thereof of the amount at which such Shares may at the time be purchased pursuant to the provisions hereof, shall be issued as fully paid and non-assessable Shares and the holders thereof shall not be liable to the Company or to its creditors in respect thereof.

8. The Exercise Price and the number of Shares purchasable upon exercise of the warrants evidenced hereby shall be subject to adjustment from time to time in the events and in the manner provided as follows:

     (a) If and whenever at any time prior to the Expiry time, the Company shall (i) consolidate the outstanding Shares into a lesser number of Shares or (ii) subdivide the outstanding Shares into a greater number of Shares, as the case may be, the
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          Exercise Price shall be adjusted to that amount determined by multiplying the Exercise Price in effect immediately prior to such date by a fraction, of which the numerator shall be the number of Shares outstanding on such date before giving effect to such consolidation or subdivision and of which the denominator shall be the number of Shares outstanding after giving effect to such consolidation or subdivision. Such adjustment shall be made successively whenever any event referred to in this subsection (a) shall occur.

     (b) If and whenever at any time prior to the Expiry Time, there is a reclassification or redesignation of the Shares into other shares or a reorganization of the Company (other than as described in Subsection 8(a) hereof), or an amalgamation, merger or arrangement, which does not result in a reclassification of the outstanding Shares or a change of the Shares into other shares) or a sale or conveyance of the property and assets of the Company as an entirety or substantially as an entirety to any other body corporate or other entity, the Holder, if it has not exercised its right of purchase prior to the effective date of such reclassification, redesignation, change, reorganization, amalgamation, merger, arrangement, sale or conveyance, upon the exercise of such right thereafter, shall be entitled to receive and shall accept in lieu of the number of Shares then subscribed for by it, but for the same aggregate consideration payable therefor, the number of shares or other securities or property of the Company or of the body corporate, or such other entity resulting from such amalgamation, merger or arrangement or to which such sale or conveyance may be made, as the case may be, that the Holder would have been entitled to receive on such reclassification, redesignation, change, reorganization, amalgamation, merger, arrangement, sale or conveyance if, on the record date or the effective date thereof, as the case may be, it had been the registered holder of the number of Shares so subscribed for.

     (c) If and whenever prior to the Expiry Time, the Shares of the Company shall be subdivided into a greater or consolidated into a lesser number of shares, the Holder if it has not exercised its right of purchase on or prior to the record date or effective date, as the case may be, of such subdivision or consolidation, upon the exercise of such right thereafter, shall be entitled to receive and shall accept in lieu of the number of Shares of the Company then subscribed for by it, at the Exercise Price determined in accordance with this Section 8, the aggregate number of Shares of the Company (calculated to the nearest hundredth) that the Holder would have been entitled to receive as a result of such subdivision or consolidation if, on such record date or effective date, it had been the registered holder of the number of Shares for which subscription is being made.

     (d) The adjustments provided for in this Section 8 in the Exercise Price and in the number and classes of shares which are to be received on the exercise of the warrants, are cumulative and shall, in the case of adjustments to the Exercise Price,
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          be computed to the nearest one-tenth of one cent. After any adjustment pursuant to this Section 8, the term "Shares" where used in this certificate shall be interpreted to mean shares of any class or classes which, as a result of all prior adjustments pursuant to this
          Section 8, the Holder is entitled to receive upon the exercise of its warrants and the number of Shares indicated in any subscription made pursuant to a warrant shall be interpreted to mean the number of shares of all classes which, as a result of all prior adjustments pursuant to this Section 8, the Holder is entitled to receive upon the full exercise of a warrant entitling it to purchase the number of Shares so indicated.

     (e) In the event of any question arising with respect to adjustment provided for in this Section 3, such question shall be conclusively determined by the Company auditors, or, if they are unable or unwilling to act, by such other firm of independent chartered accountants as may be selected by the board of directors of the Company, who shall have access to all necessary records of the Company, the Holder and all other persons in interest and such determination shall be binding upon the Company and the Holder.

     (f) As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 8 in any of the subscription rights pursuant to the warrants, including the Exercise Price or the number and classes of shares which are to be received upon the exercise thereof, the Company shall take any corporate action which may, in the opinion of counsel of the Company, be necessary in order that the Company has unissued and reserved in its authorized capital and may validly and legally issue as fully paid and non-assessable all the shares which the Holder is entitled to receive on the full exercise hereof in accordance with the provisions hereof.

9. In the case of a consolidation, amalgamation, merger or transfer of the undertaking or assets of the Company as an entirety or substantially as an entirety to another corporation, (the "Successor"), the Successor shall expressly assume, by written agreement in form reasonably satisfactory to the Holder and execute and delivered to the Holder, the due and punctual performance and observance of such and every covenant and condition of this certificate to be performed and observed by the Company.

10. Subject as herein provided, all or any of the rights conferred upon the Holder may be enforced by the Holder by appropriate legal proceedings. No recourse under or upon any obligation, covenant or agreement herein contained or in any of the warrants issued hereunder shall be had against any shareholder, officer, or director of the Company, either directly or through the Company, it being expressly agreed and declared that the obligations under the warrants evidenced hereby are solely corporate obligations of the Company and that no personal liability whatever shall attach to or be incurred by the shareholders, officers or directors of the Company or any of them in respect hereof, any and all rights and claims against every such
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                                      -5-

shareholder, officer or director being hereby expressly waived as a condition of and as a consideration for the issue of the warrants evidenced hereby.

11. If the warrant certificate evidencing the warrants issued hereby becomes stolen, lost, mutilated or destroyed, the Company may, on such terms as it may in its discretion impose, respectively issue and countersign a new Warrant of like denomination, tenor and date as the certificate so stolen, lost, mutilated or destroyed.

12. Any notice or delivery or surrender of documents to the Company under the provisions of this Agreement shall be valid and effective if delivered personally to an officer of the Company or if sent by registered letter, postage prepared, addressed to the Company at Suite 745, Box 369, 1 First Canadian Place, Toronto, Ontario M5X 1E2 to the attention of the President and shall be deemed to have been effectively given, received and made on the date of delivery or on the fourth business day after the time of mailing or upon actual receipt, whichever is sooner. The Company may from time to time notify the Holder in writing of a change of address. In the case of disruption in postal services, any notices, if mailed, shall not be deemed to have been effectively given until it is personally delivered.

13. This certificate and the warrants issued hereunder shall be governed by, performed, construed and enforced in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein.

14.       Time shall be of the essence hereof.

          IN WITNESS WHEREOF the Company has caused this warrant certificate to be signed by the signatures of its duly authorized officers as 8th day of August, 2000.

                              INVESTORLINKS.COM INC.



                              Per:  ______________________________________
                                         Sandra J. Hall
                                         Secretary and Director


                              Per:  ______________________________________
                                         Elizabeth J. Kirkwood
                                         Director